UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2006
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410, 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 –	Departure Of Directors Or Principal Officers; Election Of Directors;
Appointment Of Principal Officers

Mr. George J. Hartman has been appointed as senior vice-president and chief operating officer of the Company effective April 24, 2006. Mr. Hartman’s appointment was approved by the Company’s board of directors by a written consent resolution of the board of directors dated April 24, 2006. Mr. Hartman was appointed to the board of directors of the Company effective May 9, 2005. In addition, Mr. Hartman has acted as vice-president of the Company since May 9, 2005.

The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 provides biographical information regarding Mr. Hartman’s business experience and background and information regarding related party transactions between the Company and Mr. Hartman.

The Company entered into a compensation agreement with Mr. Hartman dated May 6, 2005 whereby the Company has agreed to pay to Mr. Hartman for time worked at a base rate of $1,000 per day. This compensation was originally agreed to be paid in shares of the Company’s common stock. The Company and Mr. Hartman have entered into an agreement whereby one-half of the compensation will be paid in cash and one-half of the compensation will be paid in shares of the Company’s common stock. The share compensation will be based on the value of the Company’s shares on the 15th day of each month. Share compensation will be paid on a quarterly basis.

The Company granted Mr. Hartman options to purchase 350,000 shares of the Company’s common stock at a price of $0.75 per share on January 6, 2006. The options are exercisable for a term of five years and are fully vested.

SECTION 9 FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired.

Not applicable.

(b)     Pro forma Financial Information.

Not applicable.

(c)     Exhibits.

Not applicable

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION.

DATE: April 27, 2006	By:	“Aileen Lloyd”

AILEEN LLOYD
Corporate Secretary / Director

3.